Exhibit 99.1

CVB Financial Corp.
701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release	Contact: David A. Brager
For Immediate Release	Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the First Quarter 2026

First Quarter 2026

•
Net Earnings of $51.0 million, or $0.38 per share
•
Return on Average Assets of 1.33%
•
Net Interest Margin of 3.44%

Ontario, CA, April 22, 2026 - CVB Financial Corp. (NASDAQ: CVBF) (“CVBF” or the “Company”) and its subsidiary, Citizens Business Bank, National Association (“Citizens” or the “Bank”), announced earnings for the quarter ended March 31, 2026.

CVB Financial Corp. reported net income of $51.0 million for the quarter ended March 31, 2026, compared with $55.0 million for the fourth quarter of 2025 and $51.1 million for the first quarter of 2025. Diluted earnings per share were $0.38 for the first quarter, compared to $0.40 for the prior quarter and $0.36 for the same period last year.

For the first quarter of 2026, annualized return on average equity (“ROAE”) was 8.86%, annualized return on average tangible common equity (“ROATCE”) was 13.38%, and annualized return on average assets (“ROAA”) was 1.33%.

On April 17, 2026, the Company completed its acquisition of Heritage Commerce Corp (“Heritage”), including its banking subsidiary, Heritage Bank of Commerce. Effective the closing date of April 17, 2026, Heritage’s financial results are included in CVBF’s consolidated operations and will be reported in the Company’s second quarter 2026 results.

David Brager, Chief Executive Officer of the Company, commented, “Citizens Business Bank's performance in the first quarter demonstrates our continued financial strength and focus on our vision of serving the comprehensive financial needs of small to medium sized businesses and their owners. Our consistent financial performance is highlighted by our 196 consecutive quarters, or 49 years, of profitability, and our 146 consecutive quarters of paying cash dividends. I would like to thank our customers and associates for their continued commitment and loyalty, as well as welcoming Heritage’s customers, associates and shareholders to Citizens Business Bank." Brager continued, "the merger with Heritage Bank of Commerce marks the most strategic and largest acquisition by asset size in our history, bringing together two premier, relationship focused business banks and advancing our longstanding objective of expanding Citizens throughout California by entering the Bay Area. Our team is eager to build on the strong customer and community relationships that Heritage has established. ”

Highlights for the First Quarter of 2026

•
Pretax pre-provision income[1] grew by $4.0 million or 6% from Q1 of 2025
•
Net interest income grew by $7.4 million, or 6.7% from Q1 of 2025
•
Net interest margin of 3.44% increased by 13 basis points from Q1 of 2025
•
Cost of funds decreased to 0.97% from 1.04 % in Q1 of 2025
•
Provision for credit losses of $3.0 million vs. $2 million recapture of credit losses in Q1 of 2025
•
Loan growth of $280 million, or 3.3% from the end of Q1 of 2025
•
Avg. total deposit and customer repurchase agreements grew by $288 million, or 2.4% from Q1 of 2025
•
Adjusted efficiency ratio of 44.6%, excluding acquisition expense and provision for unfunded loan commitments[1]

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(Dollars in thousands, except per share amounts)
Net interest income	$117,840	$122,658	$110,444
Provision for (recapture of) credit losses	3,000	(2,500)	(2,000)
Noninterest income	14,279	11,193	16,229
Noninterest expense	60,568	61,988	59,144
Income tax expense	17,549	19,319	18,425
Net earnings	$51,002	$55,044	$51,104
Earnings per common share:
Basic	$0.38	$0.40	$0.37
Diluted	$0.38	$0.40	$0.36

NIM - tax equivalent (“TE”) [1]	3.44%	3.49%	3.31%
ROAA	1.33%	1.40%	1.37%
ROAE	8.86%	9.48%	9.31%
ROATCE	13.38%	14.41%	14.51%
Efficiency ratio	45.84%	46.31%	46.69%
[1] Includes tax equivalent (TE) adjustments utilizing a federal statutory rate of 21%.

Net Interest Income

Net interest income was $117.8 million for the first quarter of 2026, representing a decrease of $4.8 million, or 3.93%, from the fourth quarter of 2025, and an increase of $7.4 million, or 6.70%, from the first quarter of 2025. Interest income decreased by $6.9 million, or 4.40%, from the fourth quarter of 2025, while interest expense decreased by $2.1 million, or 6.16%, to $31.3 million in the first quarter of 2026. The quarter-over-quarter decrease in net interest income resulted from two fewer days within the quarter, as well as a five basis point decrease in net interest margin and a $133.5 million decrease in average interest-earning assets.

The $7.4 million increase in net interest income compared to the first quarter of 2025 was primarily driven by a $6.1 million increase in interest income that resulted from $336 million in higher average interest-earning assets and a seven basis point increase in the yield on earning assets. In addition to the increase in interest income, interest expense declined from the first quarter of 2025 by $1.3 million, as a five basis point decrease in the cost of deposits and customer repurchase agreements offset the $288 million increase in average total deposits and customer repurchase agreements.

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[1] Non-U.S. generally accepted accounting principles (“GAAP”) financial measures. Reconciliations of the GAAP to non–GAAP measures are set forth at the end of this press release.

Net Interest Margin

Our tax equivalent net interest margin was 3.44% for the first quarter of 2026, compared to 3.49% for the fourth quarter of 2025 and 3.31% for the first quarter of 2025. The five basis points decrease in our net interest margin compared to the fourth quarter of 2025 was primarily attributable to an eight basis points decrease in our average interest-earning assets yield, offset by a four basis point decrease in cost of funds. The decrease in our average interest-earning assets yield was primarily driven by a 15 basis points decrease in our average loan yield, as the loan yield in the fourth quarter of 2025 was impacted by the collection of $3.2 million of interest on a nonperforming loan that was paid off in full during the prior quarter. Our cost of funds decreased to 0.97% for the first quarter of 2026 from 1.01% in the fourth quarter of 2025, primarily due to a four basis point decrease in our cost of deposits to 0.78%, from 0.82%.

Our tax equivalent net interest margin for the first quarter of 2026 increased by 13 basis points compared to the first quarter of 2025, due to a seven basis point increase in the average interest-earning assets yield and a seven basis point decrease in cost of funds. The increase in earning assets yield was primarily due to a 10 basis point increase in average loan yields. Partially offsetting the increased loan yield was a 75 basis points decrease in the yield on funds deposited at the Federal Reserve, resulting from the FOMC lowering the target rate for the federal funds rate by 75 basis points during the last four months of 2025. Although the average yield on investment securities increased by 10 basis points from the first quarter of 2025, the fair-value hedges of our investment securities available for sale incurred a negative carry during the first quarter of 2026, resulting in a $1.2 million decrease in interest income when compared to the positive carry experienced in the year ago quarter. The expansion of the net interest margin was also impacted by a decrease in cost of funds to 0.97% in the first quarter of 2026 from 1.04% in the first quarter of 2025, which was primarily driven by an eight basis point decrease in cost of deposits.

Earning Assets and Deposits

On average, earning assets decreased by $133.5 million compared to the fourth quarter of 2025 and increased $335.7 million compared to the first quarter of 2025. The $133.5 million quarter-over-quarter decrease in interest-earning assets was primarily attributable to a $233.6 million decrease in average interest-earning deposits at the Federal Reserve, partially offset by a $107.4 million increase in average loans. The year-over-year increase in interest-earning assets was primarily attributable to a $157.1 million increase in average loans and a $118.7 million increase in average interest-earning deposits at the Federal Reserve.

The average balance on noninterest-bearing deposits decreased by $107.0 million, or 1.53%, from the fourth quarter of 2025 and by $111.9 million, or 1.60%, from the first quarter of 2025. The average balance on interest-bearing deposits and customer repurchase agreements increased by $2.2 million from the fourth quarter of 2025 and increased by $400.1 million from the first quarter of 2025. On average, noninterest-bearing deposits were 57.76% of total deposits for the first quarter of 2026, compared to 57.92% for the fourth quarter of 2025 and 59.01% for the first quarter of 2025.

SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31, 2026		December 31, 2025		March 31, 2025
	(Dollars in thousands)
Yield on average investment securities (TE)	2.63%		2.69%		2.63%
Yield on average loans	5.32%		5.47%		5.22%
Yield on average earning assets (TE)	4.35%		4.43%		4.28%
Cost of deposits	0.78%		0.82%		0.86%
Cost of funds	0.97%		1.01%		1.04%
Net interest margin (TE)	3.44%		3.49%		3.31%

Average Earning Assets Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$4,921,215	35.43%	$4,946,732	35.27%	$4,908,718	36.21%
Investment in FHLB, FRB, and other stock	55,948	0.40%	33,681	0.24%	18,012	0.13%
Interest-earning deposits with other institutions	290,536	2.09%	528,211	3.77%	162,389	1.20%
Loans	8,624,604	62.08%	8,517,188	60.72%	8,467,465	62.46%
Total interest-earning assets	$13,892,303	100.00%	$14,025,812	100.00%	$13,556,584	100.00%

Average Deposits & Borrowings	Avg	% of Total	Avg	% of Total	Avg	% of Total
Noninterest bearing deposits	$6,894,427	53.12%	$7,001,471	53.52%	$7,006,357	55.15%
Interest-bearing deposits	5,041,899	38.85%	5,087,709	38.89%	4,866,318	38.31%
Customer repurchase agreements	541,881	4.18%	493,886	3.77%	317,322	2.50%
FHLB advances and other borrowings	500,000	3.85%	500,000	3.82%	513,078	4.04%
Total deposits and borrowings	$12,978,207	100.00%	$13,083,066	100.00%	$12,703,075	100.00%

Provision for Credit Losses

There was a $3.0 million provision for credit losses in the first quarter of 2026, compared to a $2.5 million recapture of credit losses in the fourth quarter of 2025 and a $2.0 million recapture of credit losses in the first quarter of 2025. The provision for credit losses for the first quarter of 2026 was largely attributable to $3.2 million increase in specific reserves, primarily related to one commercial and industrial credit relationship.

Noninterest Income

Noninterest income totaled $14.3 million for the first quarter of 2026, an increase of $3.1 million compared with $11.2 million for the fourth quarter of 2025 and a decrease of $2.0 million from $16.2 million for the first quarter of 2025. The quarter-over-quarter increase was primarily attributable to a $2.8 million loss on sale of available-for-sale (“AFS”) investments recorded in the fourth quarter of 2025. The year-over-year decrease was primarily due to a $2.2 million gain on sale of other real estate owned (“OREO”) during the first quarter of 2025. Bank-owned life insurance (“BOLI”) income for the first quarter of 2026 increased by $1.0 million compared to the fourth quarter of 2025 and by $308,000 compared to the first quarter of 2025. Trust and investment services income decreased by $300,000, or 7.6%, from the fourth quarter of 2025 and increased by $300,000, or 9.2% , from the first quarter of 2025.

Noninterest Expense

Noninterest expense totaled $60.6 million for the first quarter of 2026, compared to $62.0 million for the fourth quarter of 2025 and $59.1 million for the first quarter of 2025. Acquisition related expenses for the Heritage merger, announced at the end of the fourth quarter of 2025, totaled $1.1 million in the first quarter of 2026, compared to $1.6 million for the fourth quarter of 2025. Excluding acquisition expense, noninterest expense decreased $1.0 million compared to the fourth quarter of 2025. This decrease was primarily driven by a $1.6 million reduction of the FDIC special assessment accrual and a $500,000 decrease in provision for unfunded loan commitments, partially offset by a $700,000 increase in marketing and promotion expense. Excluding acquisition expense, the increase in noninterest expense compared to the first quarter of 2025 was $295,000.

As a percentage of average assets, noninterest expense was 1.58% for the first quarter of 2026, 1.57% for the fourth quarter of 2025, and 1.58% for the first quarter of 2025. The efficiency ratio was 45.84% for the first quarter of 2026, compared to 46.31% for the fourth quarter of 2025 and 46.69% for the first quarter of 2025. Excluding acquisition related expenses and decrease in provision for unfunded loan commitment, the adjusted efficiency ratio[1] was 44.61% for the first quarter of 2026, compared to 44.40% for the fourth quarter of 2025 and 46.30% for the first quarter of 2025.

Income Taxes

Our effective tax rate for the quarter ended March 31, 2026 was 25.60%, compared with 25.98% for the fourth quarter of 2025, and 26.50% for the first quarter of 2025. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income from municipal securities and BOLI, as well as tax credit investments.

BALANCE SHEET HIGHLIGHTS

Assets

Total assets were $15.51 billion at March 31, 2026, a decrease of $123.5 million, or 0.79%, compared to total assets of $15.63 billion at December 31, 2025. The decrease in assets was primarily attributable to an $116.3 million decrease in investment securities and a $55.9 million decrease in total loans, offset by a $44.9 million increase in interest-earning balances due from the Federal Reserve.

Total assets at March 31, 2026 increased by $251.0 million, or 1.65%, compared to total assets of $15.26 billion at March 31, 2025. The increase in assets was primarily driven by an increase of $279.7 million in total loans.

Investment Securities

Total investment securities were $4.84 billion at March 31, 2026, a decrease of $116.3 million, or 2.35%, from $4.95 billion at December 31, 2025, and a decrease of $57.1 million, or 1.17%, from $4.89 billion at March 31, 2025.

At March 31, 2026, investment securities held-to-maturity (“HTM”) totaled $2.25 billion, a decrease of $22.4 million, or 0.98%, from December 31, 2025, and a decrease of $111.1 million, or 4.71%, from March 31, 2025.

At March 31, 2026, investment securities available-for-sale totaled $2.59 billion, inclusive of a pre-tax net unrealized loss of $310.4 million. AFS securities decreased by $94.0 million, or 3.50% from December 31, 2025, and increased by $54.1 million, or 2.13%, from $2.54 billion at March 31, 2025. The pre-tax net unrealized loss at March 31, 2026 increased by $2.6 million from December 31, 2025 and decreased by $78.1 million from March 31, 2025, primarily due to the sale of AFS securities in the second half of 2025.

Loans

Total loans and leases, at amortized cost, of $8.64 billion at March 31, 2026 decreased by $55.9 million, or 0.64%, from $8.70 billion at December 31, 2025 and increased by $279.7 million, or 3.34%, from $8.36 billion at March 31, 2025. The decrease from December 31, 2025 was primarily due to a decrease of $114 million in dairy & livestock loans associated with the seasonal increase that occurs every calendar year end. Excluding the seasonal decline in dairy & livestock loans, loans grew by $58 million from the end of 2025. This increase was driven by increases of $56.8 million in commercial real estate loans, $21.5 million in construction loans, and $9.3 million in Small Business Administration (“SBA”) loans, which were partially offset by decreases of $21.4 million in commercial and industrial loans and $3.6 million in single-family residential (“SFR”) mortgage loans.

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[1] Non-GAAP financial measures. Reconciliations of the GAAP to non–GAAP measures are set forth at the end of this press release.

The increase from March 31, 2025 was primarily due to increases of $140.6 million in commercial real estate loans, $62.3 million in dairy & livestock and agribusiness loans, $43.6 million in construction loans, $19.7 million in SBA loans, $10.0 million in commercial and industrial loans, and $8.7 million in SFR mortgage loans, partially offset by a decrease of $7.8 million in municipal lease finance receivables.

Asset Quality

During the first quarter of 2026, we experienced credit charge-offs of $123,000 and total recoveries of $132,000, resulting in net recoveries of $9,000, which compares to net recoveries of $325,000 in the prior quarter. The allowance for credit losses (“ACL”) totaled $80.2 million at March 31, 2026, compared to $77.2 million at December 31, 2025 and $78.3 million at March 31, 2025. At March 31, 2026, the ACL as a percentage of total loans and leases outstanding was 0.93%. This compares to 0.89% at December 31, 2025 and 0.94% at March 31, 2025.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	March 31, 2026	December 31, 2025	March 31, 2025
	(Dollars in thousands)
Nonperforming loans
Commercial real estate	$2,094	$4,186	$24,379
SBA	477	21	1,024
Commercial and industrial	3,573	478	173
Dairy & livestock and agribusiness	-	-	60
Total	$6,144	$4,685	$25,636
% of Total loans	0.07%	0.05%	0.31%

OREO
Commercial real estate	$206	$163	$495
Total	$206	$163	$495

Total nonperforming assets	$6,350	$4,848	$26,131
% of Nonperforming assets to total assets	0.04%	0.03%	0.17%

Past due 30-89 days (accruing)
Commercial real estate	$4,715	$2,887	$-
SBA	1,553	30	718
Commercial and industrial	88	261	-
SFR mortgage	249	-	-
Total	$6,605	$3,178	$718
% of Total loans	0.08%	0.04%	0.01%
Total nonperforming, OREO, and past due	$12,955	$8,026	$26,849

Classified Loans	$83,058	$52,701	$94,169

The $1.5 million increase in nonperforming loans from December 31, 2025 was primarily due to the addition of one nonperforming commercial and industrial loan of $2.9 million, four nonperforming commercial real estate loans totaling $1.3 million, offset by a $4.1 million commercial real estate nonaccrual loan payoff.

Classified loans are loans that are graded “substandard” or worse. Classified loans increased $30.4 million quarter-over-quarter, primarily driven by the downgrade of four commercial and industrial loans totaling $18.1 million, three commercial real estate loans totaling $12.9 million, and two dairy & livestock loans totaling $4.4 million. These increases are partially offset by loan paydowns and payoffs during the quarter.

Deposits & Customer Repurchase Agreements

Deposits of $11.95 billion and customer repurchase agreements of $494.3 million totaled $12.44 billion at March 31, 2026, compared to $12.56 billion at December 31, 2025 and $12.27 billion at March 31, 2025. Deposits and customer repurchase agreements decreased $123.1 million, or 0.98%, from December 31, 2025 and increased $173.4 million, or 1.41%, from March 31, 2025.

Noninterest-bearing deposits were $7.10 billion at March 31, 2026, an increase of $299.8 million, or 4.41%, compared to $6.80 billion at December 31, 2025, and a decrease of $83.8 million, or 1.17%, compared to $7.18 billion at March 31, 2025. At March 31, 2026, noninterest-bearing deposits were 59.44% of total deposits, compared to 56.33% at December 31, 2025, and 59.92% at March 31, 2025.

Borrowings

As of March 31, 2026, December 31, 2025, and March 31, 2025, total borrowings consisted of $500 million of Federal Home Loan Bank (“FHLB”) advances. The FHLB advances include $300 million, at an average cost of 4.73%, maturing in May of 2026, and $200 million, at a cost of 4.27% maturing in May of 2027.

Capital

The Company’s total equity was $2.32 billion at March 31, 2026, compared to $2.30 billion at December 31, 2025 and $2.23 billion at March 31, 2025. The increase of $26.1 million from prior year end was primarily attributable to $51.0 million in net earnings and a $2.7 million increase in other comprehensive income, partially offset by $27.2 million in cash dividends declared. We engaged in no stock repurchases during the first quarter of 2026. Our tangible book value per share was $11.42 at March 31, 2026, compared to $11.24 at December 31, 2025 and $10.45 at March 31, 2025, respectively.

Our capital ratios under the revised capital framework referred to as Basel III remain well above regulatory standards.

		CVB Financial Corp. Consolidated
	Minimum Required Plus Capital Conservation Buffer	March 31, 2026	December 31, 2025	March 31, 2025

Tier 1 leverage capital ratio	4.0%	11.9%	11.6%	11.8%
Common equity Tier 1 capital ratio	7.0%	16.3%	15.9%	16.5%
Tier 1 risk-based capital ratio	8.5%	16.3%	15.9%	16.5%
Total risk-based capital ratio	10.5%	17.1%	16.7%	17.3%

Tangible common equity (“TCE”) ratio		10.5%	10.3%	10.0%

CitizensTrust

As of March 31, 2026, CitizensTrust had approximately $5.06 billion in assets under management and administration, including $3.70 billion in assets under management. Revenues were $3.7 million for the first quarter of 2026, compared to $4.0 million in the fourth quarter and $3.4 million for the first quarter of 2025. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank, National Association. CVBF is one of the ten largest bank holding companies headquartered in California with more than $20 billion in total assets as of the closing of the mergers with Heritage Commerce Corp and its principal banking subsidiary, Heritage Bank of Commerce. Citizens Business Bank, National Association, is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 75 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, April 23, 2026, to discuss the

Company’s first quarter 2026 financial results. The conference call can be accessed live by registering at:

https://register-conf.media-server.com/register/BI42ee6e6012794b7dbf964ef79723487c

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Forward-Looking Statements

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit levels, growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, the impact of business, economic, or political developments, the impact of monetary, fiscal and trade policies, and the impact of acquisitions we have made or may make, including our recent acquisition of Heritage Commerce Corp (“Heritage”) and its principal banking subsidiary, Heritage Bank of Commerce. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below, could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy and the strength of the local economies in which we conduct business; the effects of, and changes in, immigration, trade, tariff, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target, key personnel and customers into our operations; the timely development of competitive new products and services, and the acceptance of these products and services by potential and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning banking, taxes, securities, and insurance, and the application thereof by regulatory agencies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill, including any impairment that may result from increased volatility in our stock price; changes in consumer or business spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits (including low cost deposits) or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers or depositors; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; systemic or non-systemic bank failures or crises; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including on our asset credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and fraud and the costs of defending against them, including the costs of compliance with legislation or regulations to combat fraud and cybersecurity threats; our ability to recruit and retain key executives, board members and other employees, and our ability to comply with federal and state employment laws and regulations; ongoing or unanticipated regulatory or legal proceedings or outcomes; risks associated with our recently completed merger with Heritage, including difficulties and delays in integrating or retaining Heritage’s business, key personnel and customers, and achieving anticipated synergies, cost savings enhanced geographic coverage and other benefits from the transaction; and our ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2025 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings, equity, or shareholder returns, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this earnings release has not been prepared in accordance with GAAP and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this earnings release and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These non-GAAP measures may or may not be comparable to similarly titled measures used by other companies.

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	March 31, 2026	December 31, 2025	March 31, 2025
Assets
Cash and due from banks	$138,613	$107,511	$187,981
Interest-earning balances due from Federal Reserve	313,773	268,878	341,108
Total cash and cash equivalents	452,386	376,389	529,089
Interest-earning balances due from depository institutions	4,937	13,064	3,451
Investment securities available-for-sale	2,589,119	2,683,070	2,535,066
Investment securities held-to-maturity	2,248,038	2,270,391	2,359,141
Total investment securities	4,837,157	4,953,461	4,894,207
Investment in FHLB, FRB, and other stock	55,948	55,948	18,012
Loans and lease finance receivables	8,643,316	8,699,193	8,363,632
Allowance for credit losses	(80,170)	(77,161)	(78,252)
Net loans and lease finance receivables	8,563,146	8,622,032	8,285,380
Premises and equipment, net	26,858	26,505	26,772
Bank owned life insurance (“BOLI”)	328,457	325,299	318,301
Intangibles	4,924	5,774	8,812
Goodwill	765,822	765,822	765,822
Other assets	467,945	486,760	406,745
Total assets	$15,507,580	$15,631,054	$15,256,591
Liabilities
Deposits:
Noninterest-bearing	$7,100,507	$6,800,691	$7,184,267
Investment checking	497,609	509,272	533,220
Savings and money market	3,802,623	4,185,244	3,710,612
Time deposits	544,485	576,775	561,822
Total deposits	11,945,224	12,071,982	11,989,921
Customer repurchase agreements	494,257	490,601	276,163
Federal Home Loan Bank advances and other borrowings	500,000	500,000	500,000
Other liabilities	246,818	273,247	262,088
Total liabilities	13,186,299	13,335,830	13,028,172
Stockholders' Equity
Common Stock	1,221,938	1,222,365	1,280,969
Retained Earnings	1,324,318	1,300,513	1,224,750
Accumulated other comprehensive loss, net	(224,975)	(227,654)	(277,300)
Total stockholders' equity	2,321,281	2,295,224	2,228,419
Total liabilities and stockholders' equity	$15,507,580	$15,631,054	$15,256,591

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Assets
Cash and due from banks	$145,001	$144,568	$154,328
Interest-earning balances due from Federal Reserve	280,163	513,797	161,432
Total cash and cash equivalents	425,164	658,365	315,760
Interest-earning balances due from depository institutions	10,373	14,414	957
Investment securities available-for-sale	2,660,813	2,661,115	2,539,211
Investment securities held-to-maturity	2,260,402	2,285,617	2,369,507
Total investment securities	4,921,215	4,946,732	4,908,718
Investment in FHLB, FRB, and other stock	55,948	33,681	18,012
Loans and lease finance receivables	8,624,604	8,517,188	8,467,465
Allowance for credit losses	(77,219)	(79,341)	(80,113)
Net loans and lease finance receivables	8,547,385	8,437,847	8,387,352
Premises and equipment, net	26,897	26,775	27,408
BOLI	326,031	325,389	316,643
Intangibles	5,341	6,176	9,518
Goodwill	765,822	765,822	765,822
Other assets	480,068	433,774	419,116
Total assets	$15,564,244	$15,648,975	$15,169,306
Liabilities
Deposits:
Noninterest-bearing	$6,894,427	$7,001,471	$7,006,357
Interest-bearing	5,041,899	5,087,709	4,866,318
Total deposits	11,936,326	12,089,180	11,872,675
Customer repurchase agreements	541,881	493,886	317,322
Federal Home Loan Bank advances and other borrowings	500,000	500,000	513,078
Other liabilities	250,364	261,824	239,283
Total liabilities	13,228,571	13,344,890	12,942,358
Stockholders' Equity
Common Stock	1,222,046	1,237,231	1,291,426
Retained Earnings	1,332,021	1,304,100	1,232,497
Accumulated other comprehensive loss, net	(218,394)	(237,246)	(296,975)
Total stockholders' equity	2,335,673	2,304,085	2,226,948
Total liabilities and stockholders' equity	$15,564,244	$15,648,975	$15,169,306

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Interest income
Loans and leases, including fees	$113,272	$117,415	$109,071
Investment securities:
Investment securities available-for-sale	19,400	20,062	18,734
Investment securities held-to-maturity	12,466	12,649	13,021
Total investment income	31,866	32,711	31,755
Dividends from FHLB, FRB, and other stock	1,311	539	379
Interest-earning deposits with other institutions	2,661	5,314	1,797
Total interest income	149,110	155,979	143,002
Interest expense
Deposits	23,052	25,047	25,322
Borrowings and customer repurchase agreements	7,972	8,007	6,800
Other	246	267	436
Total interest expense	31,270	33,321	32,558
Net interest income before provision for (recapture of) credit losses	117,840	122,658	110,444
Provision for (recapture of) credit losses	3,000	(2,500)	(2,000)
Net interest income after provision for (recapture of) credit losses	114,840	125,158	112,444
Noninterest income
Service charges on deposit accounts	4,817	4,734	4,908
Trust and investment services	3,724	4,031	3,411
Loss on sale of AFS Investment Securities	-	(2,785)	-
Gain on other real estate owned (“OREO”), net	-	113	2,183
Other	5,738	5,100	5,727
Total noninterest income	14,279	11,193	16,229
Noninterest expense
Salaries and employee benefits	37,461	37,105	36,477
Occupancy and equipment	6,075	5,892	5,998
Professional services	2,518	2,626	2,081
Computer software expense	4,303	4,167	4,221
Marketing and promotion	2,061	1,339	1,988
Amortization of intangible assets	850	881	1,155
Provision for unfunded loan commitments	500	1,000	500
Acquisition related expenses	1,129	1,556	-
Other	5,671	7,422	6,724
Total noninterest expense	60,568	61,988	59,144
Earnings before income taxes	68,551	74,363	69,529
Income tax expense	17,549	19,319	18,425
Net earnings	$51,002	$55,044	$51,104

Basic earnings per common share	$0.38	$0.40	$0.37
Diluted earnings per common share	$0.38	$0.40	$0.36
Cash dividends declared per common share	$0.20	$0.20	$0.20

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Interest income - tax equivalent (TE)	$149,138	$156,007	$143,525
Interest expense	31,270	33,321	32,558
Net interest income - (TE)	$117,868	$122,686	$110,967

Return on average assets, annualized	1.33%	1.40%	1.37%
Return on average equity, annualized	8.86%	9.48%	9.31%
Efficiency ratio	45.84%	46.31%	46.69%
Adjusted efficiency ratio [1]	44.61%	44.40%	46.30%
Noninterest expense to average assets, annualized	1.58%	1.57%	1.58%
Yield on average loans	5.32%	5.47%	5.22%
Yield on average earning assets (TE)	4.35%	4.43%	4.28%
Cost of deposits	0.78%	0.82%	0.86%
Cost of deposits and customer repurchase agreements	0.82%	0.86%	0.87%
Cost of funds	0.97%	1.01%	1.04%
Net interest margin (TE)	3.44%	3.49%	3.31%

TCE ratio [1]
CVB Financial Corp. Consolidated	10.52%	10.25%	10.04%
Citizens Business Bank, National Association	10.35%	10.09%	9.92%

Weighted average shares outstanding
Basic	134,760,313	135,525,188	138,973,996
Diluted	134,916,024	135,920,667	139,294,401
Dividends declared	$27,197	$27,180	$27,853
Dividend payout ratio [2]	53.32%	49.38%	54.50%

Number of shares outstanding - (end of period)	135,791,180	135,551,799	139,089,612
Book value per share	$17.09	$16.93	$16.02
Tangible book value per share [1]	$11.42	$11.24	$10.45

[1] Non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP measures are set forth at the end of this press release.
[2] Dividends declared on common stock divided by net earnings.

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Nonperforming assets:
Nonaccrual loans	$6,144	$4,685	$25,636
Other real estate owned (“OREO”), net	206	163	495
Total nonperforming assets	$6,350	$4,848	$26,131
Loan modifications to borrowers experiencing financial difficulty	$22,255	$16,902	$11,949

Percentage of nonperforming assets to total loans outstanding and OREO	0.07%	0.06%	0.31%
Percentage of nonperforming assets to total assets	0.04%	0.03%	0.17%
Allowance for credit losses to nonperforming assets	1262.52%	1591.60%	299.46%

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Allowance for credit losses:
Balance at beginning of period	$77,161	$79,336	$80,122
Charge-offs	(123)	(106)	(40)
Recoveries	132	431	170
Net recoveries	9	325	130
Provision for (recapture of) credit losses	3,000	(2,500)	(2,000)
Balance at end of period	$80,170	$77,161	$78,252

Net recoveries to average loans	0.000%	0.004%	0.002%

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands)

Allowance for Credit Losses by Loan Type
	March 31, 2026		December 31, 2025		March 31, 2025
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type
Commercial real estate	$59,302	0.89%	$61,661	0.94%	$65,302	1.01%
Construction	816	1.38%	593	1.57%	238	1.52%
SBA	2,821	0.97%	2,720	0.96%	2,608	0.96%
Commercial and industrial	12,565	1.32%	8,438	0.87%	6,118	0.65%
Dairy & livestock and agribusiness	3,348	1.06%	2,486	0.58%	2,824	1.12%
Municipal lease finance receivables	264	0.46%	251	0.42%	210	0.32%
SFR mortgage	457	0.16%	442	0.16%	427	0.16%
Consumer and other loans	597	1.02%	570	0.98%	525	0.94%
Total	$80,170	0.93%	$77,161	0.89%	$78,252	0.94%

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price
	2026		2025		2024
Quarter End	High	Low	High	Low	High	Low
March 31,	$21.48	$18.26	$21.71	$18.22	$20.45	$15.95
June 30,	$-	$-	$20.15	$16.01	$17.91	$15.71
September 30,	$-	$-	$21.34	$18.12	$20.29	$16.08
December 31,	$-	$-	$20.70	$17.95	$24.58	$17.20

Quarterly Consolidated Statements of Earnings
		Q1	Q4	Q3	Q2	Q1
		2026	2025	2025	2025	2025
Interest income
Loans and leases, including fees		$113,272	$117,415	$110,825	$108,845	$109,071
Investment securities and other		35,838	38,564	39,287	35,364	33,931
Total interest income		149,110	155,979	150,112	144,209	143,002
Interest expense
Deposits		23,052	25,047	26,096	24,829	25,322
Borrowings and customer repurchase agreements		7,972	8,007	8,109	7,401	6,800
Other		246	267	330	371	436
Total interest expense		31,270	33,321	34,535	32,601	32,558

Net interest income before provision for (recapture of) credit losses		117,840	122,658	115,577	111,608	110,444
Provision for (recapture of) credit losses		3,000	(2,500)	1,000	-	(2,000)
Net interest income after provision for (recapture of) credit losses		114,840	125,158	114,577	111,608	112,444

Noninterest income		14,279	11,193	13,006	14,744	16,229
Noninterest expense		60,568	61,988	58,576	57,557	59,144
Earnings before income taxes		68,551	74,363	69,007	68,795	69,529
Income taxes		17,549	19,319	16,421	18,231	18,425
Net earnings		$51,002	$55,044	$52,586	$50,564	$51,104

Effective tax rate		25.60%	25.98%	23.80%	26.50%	26.50%

Basic earnings per common share		$0.38	$0.40	$0.38	$0.37	$0.37
Diluted earnings per common share		$0.38	$0.40	$0.38	$0.37	$0.36

Cash dividends declared per common share		$0.20	$0.20	$0.20	$0.20	$0.20

Cash dividends declared		$27,197	$27,180	$27,548	$27,703	$27,853

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands)

Loan Portfolio by Type
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Commercial real estate	$6,631,238	$6,574,395	$6,535,319	$6,517,415	$6,490,604
Construction	59,329	37,812	29,976	17,658	15,706
SBA	291,693	282,371	266,228	271,735	271,844
SBA - PPP	9	30	51	85	179
Commercial and industrial	952,260	973,631	939,174	912,427	942,301
Dairy & livestock and agribusiness	314,838	431,577	292,963	233,772	252,532
Municipal lease finance receivables	57,453	59,542	61,383	63,652	65,203
SFR mortgage	278,214	281,766	286,111	288,435	269,493
Consumer and other loans	58,282	58,069	59,701	53,322	55,770
Gross loans, at amortized cost	8,643,316	8,699,193	8,470,906	8,358,501	8,363,632
Allowance for credit losses	(80,170)	(77,161)	(79,336)	(78,003)	(78,252)
Net loans	$8,563,146	$8,622,032	$8,391,570	$8,280,498	$8,285,380

Deposit Composition by Type and Customer Repurchase Agreements

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Noninterest-bearing	$7,100,507	$6,800,691	$7,244,968	$7,247,128	$7,184,267
Investment checking	497,609	509,272	487,738	483,793	533,220
Savings and money market	3,802,623	4,185,244	3,809,768	3,669,912	3,710,612
Time deposits	544,485	576,775	581,765	583,990	561,822
Total deposits	11,945,224	12,071,982	12,124,239	11,984,823	11,989,921
Customer repurchase agreements	494,257	490,601	451,258	404,154	276,163
Total deposits and customer repurchase agreements	$12,439,481	$12,562,583	$12,575,497	$12,388,977	$12,266,084

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands)

Nonperforming Assets and Delinquency Trends
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Nonperforming loans
Commercial real estate	$2,094	$4,186	$23,707	$24,379	$24,379
SBA	477	21	3,952	1,265	1,024
Commercial and industrial	3,573	478	145	265	173
Dairy & livestock and agribusiness	-	-	-	60	60
Total	$6,144	$4,685	$27,804	$25,969	$25,636
% of Total loans	0.07%	0.05%	0.33%	0.31%	0.31%

Past due 30-89 days (accruing)
Commercial real estate	$4,715	$2,887	$43	$-	$-
SBA	1,553	30	42	3,419	718
Commercial and industrial	88	261	-	-	-
SFR mortgage	249	-	-	-	-
Total	$6,605	$3,178	$85	$3,419	$718
% of Total loans	0.08%	0.04%	0.00%	0.04%	0.01%

OREO
Commercial real estate	$206	$163	$661	$661	$495
Total	$206	$163	$661	$661	$495
Total nonperforming, past due, and OREO	$12,955	$8,026	$28,550	$30,049	$26,849
% of Total loans	0.15%	0.09%	0.34%	0.36%	0.32%

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)

Regulatory Capital Ratios
	Minimum Required	CVB Financial Corp. Consolidated
Capital Ratios	Plus Capital Conservation Buffer	March 31, 2026	December 31, 2025	March 31, 2025
Tier 1 leverage capital ratio	4.0%	11.9%	11.6%	11.8%
Common equity Tier 1 capital ratio	7.0%	16.3%	15.9%	16.5%
Tier 1 risk-based capital ratio	8.5%	16.3%	15.9%	16.5%
Total risk-based capital ratio	10.5%	17.1%	16.7%	17.3%

GAAP TO NON-GAAP RECONCILIATIONS

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

Pretax Pre-Provision Income (Non-GAAP)

Pretax pre-provision income is a Non-GAAP financial measure that represents total revenue less noninterest expense and is calculated before provision for credit losses and income tax expense. Management believes this measure provides useful information for comparing the results of operations between periods.

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(Dollars in thousands)
Net Income	$51,002	$55,044	$51,104
Add: Provision for (recapture of) credit losses	3,000	(2,500)	(2,000)
Add: Income tax expense	17,549	19,319	18,425
Pretax pre-provision income	$71,551	$71,863	$67,529

Tangible Book Value and Tangible Common Equity Ratio (Non-GAAP)

The tangible book value per share and tangible common equity ratios are a Non-GAAP financial measures derived from GAAP-based amounts. The following is a reconciliation of tangible book value and tangible common equity to the Company stockholders' equity computed in accordance with GAAP, as well as a calculation of tangible book value per share and tangible common equity ratio.

	March 31, 2026	December 31, 2025	March 31, 2025
	(Dollars in thousands, except per share amounts)
CVB Financial Corp. and Subsidiaries
Stockholders' equity	$2,321,281	$2,295,224	$2,228,419
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(4,924)	(5,774)	(8,812)
Tangible book value	$1,550,535	$1,523,628	$1,453,785

Total assets	15,507,580	15,631,054	15,256,591
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(4,924)	(5,774)	(8,812)
Tangible assets	$14,736,834	$14,859,458	$14,481,957

Common shares issued and outstanding	135,791,180	135,551,799	139,089,612

Book value per share	$17.09	$16.93	$16.02
Tangible book value per share	$11.42	$11.24	$10.45
Tangible common equity ratio	10.52%	10.25%	10.04%

Citizens Business Bank, National Association
Stockholders' equity	$2,295,693	$2,270,968	$2,212,100
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(4,924)	(5,774)	(8,812)
Tangible book value	$1,524,947	$1,499,372	$1,437,466

Total assets	15,511,016	15,634,835	15,263,140
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(4,924)	(5,774)	(8,812)
Tangible assets	$14,740,270	$14,863,239	$14,488,506

Common shares issued and outstanding	135,791,180	135,551,799	139,089,612

Book value per share	$16.91	$16.75	$15.90
Tangible book value per share	$11.23	$11.06	$10.33
Tangible common equity ratio	10.35%	10.09%	9.92%

Return on Average Tangible Common Equity (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company's average stockholders' equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(Dollars in thousands)
Net Income	$51,002	$55,044	$51,104
Add: Amortization of intangible assets	850	881	1,155
Less: Tax effect of amortization of intangible assets (1)	(247)	(260)	(341)
Tangible net income	$51,605	$55,665	$51,918

Average stockholders' equity	$2,335,673	$2,304,085	$2,226,948
Less: Average goodwill	(765,822)	(765,822)	(765,822)
Less: Average intangible assets	(5,341)	(6,176)	(9,518)
Average tangible common equity	$1,564,510	$1,532,087	$1,451,608

Return on average equity, annualized (2)	8.86%	9.48%	9.31%
Return on average tangible common equity, annualized (2)	13.38%	14.41%	14.51%

(1) Tax effected at respective statutory rates.
(2) Annualized where applicable.

Adjusted Efficiency Ratio (Non-GAAP)

Adjusted efficiency ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of noninterest expense, less acquisition related expense and provision for unfunded loan commitments, where applicable, to the sum of net interest income before provision for credit losses and total noninterest income. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(Dollars in thousands)
Total noninterest expense	$60,568	$61,988	$59,144
Less: Provision for unfunded loan commitments	500	1,000	500
Less: Acquisition related expenses	1,129	1,556	-
Adjusted noninterest expense	$58,939	$59,432	$58,644

Net interest income before provision for credit losses	$117,840	$122,658	$110,444
Add: total noninterest income	14,279	11,193	16,229
Total revenue	$132,119	$133,851	$126,673

Efficiency ratio	45.84%	46.31%	46.69%
Adjusted efficiency ratio, excluding provision for unfunded loan commitments and acquisition related expenses	44.61%	44.40%	46.30%